Exhibit 10.2

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Second Amendment to the

Exclusive Patent License and Research Collaboration Agreement

This Second Amendment to the Exclusive Patent License and Research Collaboration Agreement between the Parties, effective as of July 23, 2018, and as subsequently amended by Amendment #1, effective as of August 26, 2020 (the “Agreement”), is entered into and effective as of the date of last signature below ("Amendment #2") by and between SUTRO BIOPHARMA, INC., a corporation organized and existing under the laws of Delaware (“Sutro”), and MERCK SHARP & DOHME CORP., a corporation organized and existing under the laws of the State of New Jersey (“Merck”).

WHEREAS, the Parties desire to amend the Agreement to (i) extend the Research Program Term for the First Research Program in order for the Parties to research and conduct certain preclinical activities for Additional Molecules (as defined below) and (ii) agree to certain additional milestone payments related to PCC Approval by such Additional Molecule, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.Expansion of First Research Program. Section 2.1.1 of the Agreement is amended by adding the following sentences to the end thereof:

“The Parties wish to expand the Research Plan for the First Research Program to enable continued research and preclinical activities to support certain cytokine derivative molecules, including SP10784 (“Additional Molecules”; each such molecule an “Additional Molecule”). The high-level activities to be undertaken by the Parties during the Extended Research Program Term (as defined below) for the Additional Molecules are set forth in the amended Research Plan for the First Research Program which is attached hereto as Schedule 2.1, Part A. Sutro and Merck agree that the Joint Research Committee shall review the Research Plan activities for the Additional Molecules and determine when such Research Plan activities are completed pursuant to Section 2.4.2 of the Agreement.

2.1.1.1

PCC Nomination. Upon completion of the Research Plan activities for the Additional Molecules, the Joint Research Committee shall make a recommendation as to whether an Additional Molecule should be further advanced as a Preclinical Candidate (“PCC”) and presented for PCC nomination to Merck’s internal governance committee. In the event the JRC makes such recommendation to advance the Additional Molecule as a PCC, Merck shall promptly present such Additional Molecule to its internal governance committee for approval (“PCC Nomination”).

2.1.1.2

PCC Approval. Upon approval by Merck’s internal governance committee of the PCC Nomination for an Additional Molecule (“PCC Approval”), Sutro and Merck shall commence the activities required to support process development lock (“Process Development Lock”). The activities required for Process Development Lock for the Additional Molecule are set forth in the amendment to the Research Plan for the First Research Program which is

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attached here to as Schedule 2.1, Part B. The Joint Research Committee, in consultation with the Joint Chemistry, Manufacturing and Controls Committee, shall review the process development activities to be conducted under the amended Research Plan and determine when Process Development Lock has been achieved.”

2.Extension of First Research Program Term. Section 2.1.5.1 of the Agreement is amended by adding the following sentences to the end thereof:

“Notwithstanding the foregoing and the first extension of the First Research Program Term as set forth in the letter agreement, dated March 9, 2020, between the Parties, the Research Program Term for the First Research Program shall be extended until March 31, 2022 and up to sixty (60) days thereafter in the event the Joint Research Committee requires additional time to make a PCC recommendation for the Additional Molecule pursuant to Section 2.1.1.1 and/or to enable PCC Approval by Merck pursuant to Section 2.1.1.2 (“Extended Research Program Term”). Further, upon the achievement of PCC Approval by the Additional Molecule, the Research Program Term for the First Research Program shall be automatically extended from March 31, 2022 or such date up to sixty (60) days thereafter, until the earlier of (i) achievement of Process Development Lock by the Additional Molecule as determined by the Joint Research Committee and (ii) December 31, 2023 (“Subsequent Extended Research Program Term).”

3.Payments. Section 7.3.1 of the Agreement is hereby deleted and replaced with the following 7.3.1 and 7.3.1.1:

“7.3.1 One-Time Research Milestones on a per Research Program basis. The one-time research milestone payments set forth in the table below shall be made for each Research Program under this Agreement. In addition, the Parties understand and agree that, prior to the effective date of Amendment #2 to this Agreement, Merck timely paid the one-time research milestone payments below for the First Research Program and that further one-time research milestone payments below shall only be made for other applicable Research Programs under this Agreement.

Milestone Event	Payment to Sutro
1. Upon written notice by Merck pursuant to Section 2.1.5.3 to extend the Research Program Term of a given Research Program for an additional year.	US$ [*] Million
2. Initiation of the first IND Enabling Toxicology Study for the first Compound resulting from a given Research Program.	US$ [*] Million

7.3.1.1	Milestone Payments for the Extended Research Program Term.

a.

Extended Research Program Term Payment.   In accordance with Section 2.1.5.3 and the terms of the Agreement, Merck shall pay to Sutro a one-time, non-refundable, non-creditable payment for the Extended Research Program Term in the

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amount of US$ [*] within thirty (30) days after the Effective Date of this Amendment #2.

b.

PCC Approval Payments. With respect to the First Research Program, upon achievement of PCC Approval by the Additional Molecule, Merck shall pay to Sutro a one-time, non-refundable, non-creditable payment in the amount of US$ [*]. Further, upon achievement of Process Development Lock by the Additional Molecule, Merck shall pay to Sutro a one-time, non-refundable, non-creditable payment in the amount of US$ [*]. Written notification of PCC Approval and Process Development Lock and payment of such milestones shall be made by Merck in accordance with the terms set forth in Section 7.3.5. Notwithstanding the obligations set forth in Section 2.1.5.3, the Parties agree that Merck shall not be required to make any additional payments to Sutro in the event there is no PCC Approval of the Additional Molecule.

c.

FTE Payments. During the Extended Research Program Term and Subsequent Extended Research Program Term (if applicable), Merck shall pay Sutro for the FTEs and material pass-through costs required to carry out the First Research Program activities as set forth in the Research Plan pursuant to Section 2.3 of the Agreement.”

4.Except as expressly amended hereby, all of the terms and conditions of the Agreement remain in full force and effect. Terms not defined in this Amendment #2 shall have the meaning given such definitions in the Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment #2 as of the date of last signature below.

MERCK SHARP & DOHME CORP.

By:

Name:	Sunil A. Patel

Title:	SVP, Corporate Development and BD&L

Date:	September 28, 2021

SUTRO BIOPHARMA, INC..

By:

Name:

Title:

Date:

AMENDMENT TO THE RESEARCH PLAN FOR FIRST RESEARCH PROGRAM (SCHEDULE 2.1)

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